Exhibit 10.1

CRACKER BARREL OLD COUNTRY STORE, INC.
and
SUBSIDIARIES

FY 2011 Long-Term Performance Plan

ARTICLE I
General

1.1           Establishment of the Plan.  Pursuant to the Cracker Barrel Old Country Store, Inc. 2002 Omnibus Incentive Compensation Plan (the "Omnibus Plan"), the Compensation Committee (the "Committee") of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) hereby establishes this FY 2011 Long-Term Performance Plan (the “LTPP").

1.2           Plan Purpose.  The purposes of this LTPP are to reward officers of the Company and its subsidiaries for the Company's financial performance during fiscal years 2011 and 2012 and to retain them during this time, to attract and retain the best possible executive talent, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

1.3           LTPP Subject to Omnibus Plan.  This LTPP is established pursuant to, and it comprises a part of the Omnibus Plan.  Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this LTPP by reference as if included verbatim.  In case of a conflict between the terms and conditions of the LTPP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II
Definitions

2.1           Omnibus Plan Definitions.  Capitalized terms used in this LTPP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2           Other Definitions.  In addition to those terms defined in the Omnibus Plan and elsewhere in this LTPP, whenever used in this LTPP, the following terms have the meanings set forth below:

(a)           “2011 and 2012 Operating Income” means, total operating income during the 2011 and 2012 fiscal years, excluding extraordinary gains or losses and the effects of any sale of assets (other than in the ordinary course of business), the effects of any refinancing of the Company’s long-term indebtedness, the effects of changes in accounting principles.

(b)           “Cause,” in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

(c)           “Distribution Date" means the first business day following certification of the Performance Goal by the Committee pursuant to Section 3.3.

(d)           "Eligible Award" means an Award of either cash or shares of Common Stock (“Performance Shares”) as provided in this LTPP established for each Participant within the first 90 days of the Performance Period.

(e)           “Performance Award” means that number Performance Shares or that amount of cash to be awarded to a Participant after the Committee determines that the Performance Goal has been achieved and exercised its discretion n determining whether to pay the Eligible Award or some other number or amount, as the case may be.

(f)           “Performance Goal means achievement of 2011 and 2012 Operating Income during the Performance Period in an amount equal to or greater than an amount established by the Committee within the first 90 days of the Performance Period.

(g)           “Performance Period” means the Company’s 2011 and 2012 fiscal years.

(h)           “Retirement” (or the correlative “Retire” or “Retires”) means the voluntary termination of employment by a Participant in good standing under this LTPP at a time when the Participant meets the definition of Retirement Eligible.

(i)           “Retirement Eligible” means that a Participant shall have achieved the age of 60 and has five (5) or more years of service with the Company, its predecessors or subsidiaries.

ARTICLE III
Eligibility and Participation; Awards

3.1           Plan Eligibility.  The Participants in the LTPP shall be those persons designated by the Committee during the first 90 days of the Performance Period or new hires or those persons who may be promoted and are designated as Participants by the Committee at the time of hiring or promotion.  No new Participants are eligible after the second fiscal quarter of the Company’s 2012 fiscal year.

3.2           Award Eligibility.  If the Performance Goal is achieved, each Participant shall be eligible to receive his or her Eligible Award.  Each Performance Award, however, shall, subject to Section 3.4, be determined by the Committee based upon such measures, if any, that the Committee in its discretion shall employ.

3.3           Calculation and Payment of Awards.  After the close of the Performance Period, the Committee shall certify in writing the achievement of the Performance Goal and the number or amount, as the case may be, of any Performance Award that will become payable or distributable, as the case may be, to each Participant.  No Performance Award shall be paid to any Covered Employee if the Performance Goal is not achieved.  Any Performance Award awarded by the Committee shall be paid or distributed, as the case may be, on the Distribution Date.  The Performance Shares comprising each LTPP Award shall thereafter be distributed, subject to forfeiture or lapse as provided in this LTPP, to each Participant promptly following the Distribution Date.

3.4           Committee Discretion; Limit on Awards.  The Committee shall have the discretion to establish the amount of any Performance Award payable to any Participant, except that the Performance Award of any Covered Employee shall not exceed either his or her Eligible Award or any limits prescribed by the Omnibus Plan.

3.5           Restrictions.  Notwithstanding that the Performance Shares comprising any LTPP Award hereunder may be earned at the end of the Performance Period, those Performance Shares shall not vest or otherwise become distributable to a Participant, nor, except as expressly provided herein, shall a Participant have any of the rights of a shareholder of the Company with respect to the Performance Shares, until the Distribution Date.

ARTICLE IV
Termination of Employment

4.1           Termination of Employment Other Than For Cause.

(a)
If, prior to the end of the Performance Period, a Participant’s employment is terminated due to death or disability or Retirement, any Eligible Award shall be reduced to reflect only employment prior to that termination.  The reduced Eligible Award shall be based upon the number of calendar months of employment from the beginning of the Performance Period until the date of such termination.  In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers.

(b)
If, after the end of the Performance Period but prior to the Distribution Date, a Participant Retires or a Participant’s employment is terminated due to death or disability, any LTPP Award earned as of the end of the Performance Period shall be payable at the time specified in Section 3.3.

4.2           Termination of Employment For Cause or Voluntary Resignation.  If, prior to the Distribution Date, a Participant’s employment is terminated for Cause (of which the Committee shall be the sole judge), or the Participant voluntarily resigns (other than through Retirement (as provided in Section 4.1(b)) or disability), all of the Participant’s rights hereunder shall be forfeited.

ARTICLE V
Change in Control

5.1           Effect of Change in Control.  In the event of a Change in Control prior to the end of the Performance Period, (i), the Performance Goal shall be deemed to have been met if the Company’s 2011 Operating Income through the end of the fiscal month preceding the Change in Control equals or exceeds 50% of the Company’s operating income for the comparable period in the 2010 fiscal year, and (ii) all Performance Awards established by the Committee shall be immediately payable in cash to Participants upon the date of the Change of Control.